Filed Pursuant to Rule 424(b)(5)

Registration No. 333-275638

Prospectus Supplement

(To prospectus dated December 14, 2023)

132,075,218 Shares of Common Stock

Pre-Funded Warrants to Purchase 30,086,944 Shares of Common Stock

We are offering 132,075,218 shares of our common stock and, in lieu of common stock to certain investors that so choose, pre-funded warrants to purchase 30,086,944 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. The purchase price of each pre-funded warrant will equal the price per share at which shares of our common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will equal $0.001 per share. This prospectus supplement also relates to the offering of the shares of our common stock issuable upon the exercise of such pre-funded warrants.

Our common stock is traded on the NYSE American under the ticker symbol “CATX”. On January 17, 2024, the closing price of our common stock was $0.44 per share. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to list the pre-funded warrants on the NYSE American or any other national securities exchange or nationally recognized trading system.

We are selling to Lantheus Alpha Therapy, LLC (“Lantheus”), an accredited investor, 56,342,355 shares of our common stock in a previously announced concurrent private placement transaction (the “Private Placement”). The shares will be sold to Lantheus at a price per share equal to the public offering price. The Private Placement is expected to close concurrently with this offering. The closing of the Private Placement is contingent upon the closing of this offering, however the closing of this offering is not contingent upon the closing of the Private Placement. For more information on the Private Placement, see the section of this prospectus supplement entitled “Concurrent Private Placement.”

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$0.370	$0.369	$59,969,913
Underwriting discounts and commissions(1)	$0.028	$0.028	$4,497,743
Proceeds to Perspective Therapeutics, Inc., before expenses	$0.342	$0.341	$55,472,170

(1) See the section entitled “Underwriting” beginning on page S-28 of this prospectus supplement for additional information regarding total underwriting compensation.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 24,324,324 of shares of our common stock at the public offering price, less the underwriting discounts and commissions.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the section entitled “Risk Factors” on page S-8 of this prospectus supplement, page 6 of the accompanying prospectus and in the documents that are incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock and/or pre-funded warrants against payment on or about January 22, 2024.

Joint Bookrunning Managers

Oppenheimer & Co.                           B. Riley Securities

The date of this prospectus supplement is January 17, 2024.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-275638) that we initially filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2023, and that was declared effective by the SEC on December 14, 2023. Under the shelf registration statement process, we may from time to time offer and sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $200 million under the registration statement.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, including the documents incorporated by reference into the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided, however, that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in this offering. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. Neither the delivery of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in this offering, nor the sale of our common stock or pre-funded warrants means that information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in this offering, is correct after their respective dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in making your investment decision.

This prospectus supplement does not contain all of the information that is important to you. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this document. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have filed with the SEC and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents.

We are offering to sell, and seeking offers to buy, and the underwriters are soliciting offers to buy, these securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context requires otherwise, in this prospectus supplement the terms “Perspective Therapeutics,” “the Company,” “we,” “us,” “our,” and similar terms refer to Perspective Therapeutics, Inc., Perspective Therapeutics, Inc.’s operating subsidiaries, Isoray Medical, Inc. and Viewpoint Molecular Targeting, Inc., and, to the extent applicable, its non-operating subsidiary, Isoray International, LLC.

“Perspective Therapeutics” and the Perspective Therapeutics logo are our trademarks. This prospectus supplement and the documents incorporated by reference herein may also contain trademarks and trade names that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of Perspective Therapeutics and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information referred to under the section entitled “Risk Factors” in this prospectus supplement beginning on page S-8 and under similar headings in our public filings incorporated by reference herein, including, without limitation, our Transition Report on Form 10-KT for the transition period ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023.

Company Overview

We have two principal subsidiaries: Viewpoint Molecular Targeting, Inc. (“Viewpoint”), a research and development and clinical-stage precision oncology company focused on developing next-generation alpha therapies related to the use of Lead-203 (“203Pb”) and Lead-212 (“212Pb”) as a diagnostic and therapeutic drug respectively; and Isoray Medical, Inc. (“Isoray”), a brachytherapy device manufacturer with U.S. Food and Drug Administration (“FDA”) clearance for a single medical device that can be delivered to physicians in multiple configurations as prescribed for the treatment of cancers in multiple body sites.

Viewpoint

Viewpoint is developing a pipeline of radiotherapies designed to deliver powerful alpha radiation directly to cancer cells utilizing 212Pb and specialized targeting peptides. Viewpoint is also developing complementary diagnostics that utilize the same targeting peptide and 203Pb to provide the opportunity to understand which patients may respond to its targeted therapy.

Viewpoint’s initial product candidate, VMT-α-NET, is in development for the treatment and diagnosis of neuroendocrine tumors (“NETs”). Using a specialized peptide, VMT-α-NET is designed to target and bind to the somatostatin receptor subtype 2 (“SSTR2”) on tumor cells. As a diagnostic, Viewpoint links 203Pb, a radioactive imaging agent that emits gamma rays, to its SSTR2-targeting peptide. Through the use of imaging scans, Viewpoint is able to characterize the tumor to confirm whether the patient’s cancer expresses SSTR2. This process confirms whether the patient may be a candidate for treatment. As a therapeutic, Viewpoint links 212Pb, its alpha-particle radioactive isotope, to the same SSTR2 targeting peptide which has been shown to bind to the cancerous cell, to treat and potentially kill the tumor. In October 2022, the FDA granted Fast Track designation for our VMT- α-NET asset. The FDA Fast Track designation is one of several approaches utilized by the FDA to expedite development and review of potential medicines for serious conditions and that fulfill unmet medical needs. Programs that receive Fast Track designation are entitled to more frequent interactions with the FDA on drug development plan, as well as eligibility for accelerated approval, priority review, and rolling review. While the FDA Fast Track designation accelerates the potential approval process for a new drug, there is no guarantee that the drug will be approved for commercialization.

Viewpoint’s second product candidate, VMT01, is in development for the diagnosis and treatment of metastatic melanoma. Using a specialized peptide, VMT01 is designed to target the melanocortin 1 receptor (“MC1R”) on tumor cells. As a diagnostic, Viewpoint either links 203Pb or Gallium-68 to its MC1R-targeting peptide. These two imaging tracers are suitable for single-photon emission computed tomography (SPECT) and positron emission tomography (PET) imaging, respectively. Through the use of the imaging scans, Viewpoint is able to characterize whether the patient’s cancer expresses MC1R. This confirms whether the patient may be a candidate for treatment. For its therapeutics, Viewpoint links 212Pb to the same MC1R targeting peptide which has been shown to bind to the cancerous cell, to treat and potentially kill the tumor. The melanoma program focuses primarily on development of the therapeutic compound.

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Isoray

Isoray manufactures and sells its medical device product as the Cesium-131 brachytherapy seed or Cesium Blu. We market the Cesium-131 brachytherapy seed for the treatment of prostate cancer, brain cancer, lung cancer, head and neck cancers, gynecological cancer, pelvic/abdominal cancer, and colorectal cancer. In December 2023, we entered into an agreement to sell all of Isoray’s right, title and interest in and to substantially all of the assets of Isoray related to Isoray’s commercial Cesium-131 brachytherapy business including equipment, certain contracts, inventory and intellectual property. For more information on the divestiture of the brachytherapy business, see the section entitled “Recent Developments — Divestiture of Brachytherapy Business.”

For more information about our company, please refer to other documents that we have filed with the SEC and that are incorporated by reference in this prospectus supplement, as listed in the section entitled “Incorporation of Certain Information by Reference.”

Concurrent Private Placement

In a concurrent private placement (the “Private Placement”), we will issue 56,342,355 shares (the “Private Placement Shares”) of our common stock to Lantheus Alpha Therapy, LLC, a Delaware limited liability company (“Lantheus”) pursuant to that certain Investment Agreement (the “Investment Agreement”), dated January 8, 2024, between Lantheus and us. The shares will be sold to Lantheus at a price per share equal to the public offering price. The Private Placement Shares are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder and are not being registered under the Securities Act at this time or offered pursuant to this prospectus supplement and the accompanying prospectus. The Private Placement is expected to close concurrently with this offering. The closing of the Private Placement is contingent upon the closing of this offering, however the closing of this offering is not contingent upon the closing of the Private Placement. Lantheus is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act. For more information on the Private Placement, see the section of this prospectus supplement entitled “Concurrent Private Placement.”

Recent Developments

Investment Agreement with Lantheus Alpha Therapy, LLC

On January 8, 2024, we entered into the Investment Agreement with Lantheus pursuant to which we agreed to sell and issue to Lantheus in the Private Placement the Private Placement Shares. The closing of the Private Placement (the “Investment Agreement Closing”) is subject our raising at least $50.0 million of gross proceeds (excluding Lantheus’ investment) in a qualifying third party financing transaction (a “Qualified Transaction”) and other customary closing conditions.

The number of Private Placement Shares to be sold to Lantheus pursuant to the Investment Agreement is based on 19.99% of the outstanding shares of our common stock as of January 8, 2024.

Pursuant to the Investment Agreement, we agreed to cooperate in good faith to negotiate and enter into a registration rights agreement with Lantheus prior to the Investment Agreement Closing, obligating us to file a registration statement on Form S-3 with the SEC to register for resale the Private Placement Shares issued to Lantheus at the Investment Agreement Closing. The Investment Agreement also contains agreements of us and Lantheus whereby Lantheus is provided certain board observer and information rights of us, as well as standstill provisions prohibiting Lantheus from taking certain actions for a specified period of time, subject to certain exceptions.

The Investment Agreement also provides Lantheus with certain pro rata participation rights to maintain its ownership position in us in the event that we make any public or non-public offering of any equity or voting interests in us or any securities that are convertible or exchangeable into (or exercisable for) equity or voting interests in us, subject to certain exceptions.

Pursuant to the Investment Agreement, we are required to notify Lantheus, within ten business days of the end of a fiscal quarter in which we issued shares of our common stock pursuant to that certain At Market Issuance Sales Agreement, dated November 17, 2023, among us, Oppenheimer & Co. Inc., B. Riley Securities, Inc. and JonesTrading Institutional Services LLC (the “Sales Agreement”), of (i) the number of shares of our common stock issued during such fiscal quarter pursuant to the Sales Agreement and (ii) the average price per share received by us before commissions (the “ATM Average Price”). Upon receipt of such notice, Lantheus may elect, at its option, to purchase all or a portion of its Pro Rata Portion (as defined in the Investment Agreement) of such shares of our common stock at an aggregate price equal to the number of such shares purchased multiplied by the ATM Average Price for such quarter (the “ATM Participation Right”). Pursuant to the Investment Agreement, Lantheus may not exercise the ATM Participation Right more than two times per calendar year.

Option Agreement with Lantheus Alpha Therapy, LLC

On January 8, 2024, we entered into an Option Agreement (the “Option Agreement”) with Lantheus whereby Lantheus was granted an exclusive option to negotiate an exclusive, worldwide, royalty- and milestone-bearing right and license to [212Pb]VMT-α-NET, our clinical stage alpha therapy developed for the treatment of neuroendocrine tumors, and a right to co-fund the investigational new drug application (“IND”)-enabling studies for early-stage therapeutic candidates targeting prostate-specific membrane antigen and gastrin releasing peptide receptor and, prior to IND filing, a right to negotiate for an exclusive license to such candidates. In consideration of the rights granted by us to Lantheus pursuant to the Option Agreement, Lantheus will pay us a one-time payment of $28.0 million, subject to certain withholding provisions related to the closing contemplated by the Progenics APA (as defined below).

Under the terms of the Option Agreement, Lantheus also has a right of first offer and last look protections for any third party merger and acquisition transactions involving us for a twelve-month period beginning on January 8, 2024.

Asset Purchase Agreement with Progenics Pharmaceuticals, Inc.

On January 8, 2024, we entered into an Asset Purchase Agreement (the “Progenics APA”) with Progenics Pharmaceuticals, Inc., a Delaware corporation (“Progenics”) and affiliate of Lantheus, pursuant to which we will acquire certain assets and the associated lease of Progenics’ radiopharmaceutical manufacturing facility in Somerset, New Jersey for a purchase price of $8.0 million in cash. The closing of the transactions pursuant to the Progenics APA is subject to customary closing conditions, including regulatory approval.

Divestiture of Brachytherapy Business

On December 7, 2023, we entered into an Asset Purchase Agreement (the “Isoray Asset Purchase Agreement”) with Isoray and GT Medical Technologies, Inc. (“GT Medical”). GT Medical is a privately-held medical device company dedicated to improving the lives of patients with brain tumors. We entered into the Isoray Asset Purchase Agreement as sole stockholder of Isoray and as Seller Parent as that term is defined in the Isoray Asset Purchase Agreement.

Subject to the satisfaction or waiver of the conditions set forth in the Isoray Asset Purchase Agreement, Isoray will sell to GT Medical, and GT Medical will purchase from Isoray, all of Isoray’s right, title and interest in and to substantially all of the assets of Isoray related to Isoray’s commercial Cesium-131 business (the “Business”) including equipment, certain contracts, inventory and intellectual property (the “Asset Purchase”). Subject to limited exceptions set forth in the Isoray Asset Purchase Agreement, GT Medical is not assuming the liabilities of Isoray.

Pursuant to the terms of, and subject to the conditions specified in, the Isoray Asset Purchase Agreement, upon consummation of the Asset Purchase (the “Closing”), (i) GT Medical will issue to Isoray shares of GT Medical’s common stock, par value $0.0001 per share, representing 0.5% of GT Medical’s issued and outstanding capital stock on a fully diluted basis as of the Closing (the “Stock Consideration”), and (ii) Isoray will have the right to receive, and GT Medical will be obligated to pay, certain cash royalty payments during each of the first four years beginning upon the date of the Closing (each such year, a “Measurement Period”), as summarized below:

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with respect to GT Medical’s net sales of Cesium-131 brachytherapy seeds for cases that do not utilize GT Medical’s GammaTile Therapy: (a) if such net sales for a Measurement Period are $10 million or less, 3.0% of such net sales; (b) if such net sales for a Measurement Period are greater than $10 million and less than $15 million, 4.0% of such net sales; and (c) if such net sales for a Measurement Period are $15 million or more, 5.0% of such net sales; and

●	with respect to GT Medical’s net sales of GT Medical’s GammaTile Therapy utilizing Cesium-131 brachytherapy seeds: 0.5% of such net sales for a Measurement Period.

The Stock Consideration has no registration rights and transfers of the Stock Consideration are subject to a right of first refusal on behalf of (i) the other stockholders of GT Medical and (ii) GT Medical, as further described in the Isoray Asset Purchase Agreement.

The consummation of the Asset Purchase is subject to the parties mutually obtaining the necessary operating permits and licenses to operate the Business after Closing, at least one Key Employee, as defined in the Isoray Asset Purchase Agreement, entering into an employment offer letter and not expressing prior to the Closing any intention to rescind or repudiate such offer letter or terminate employment with GT Medical or its affiliates following the Closing, and certain other customary closing conditions to Closing.

Isoray also has agreed that, for the period commencing on the date of the Closing and continuing until the third anniversary thereof, neither it nor any of its affiliates will, directly or indirectly, operate, perform or have any ownership interest in any business that designs, develops, manufactures, markets, sells, installs or distributes products that are competitive with the activities of the Cesium-131 business, which is defined as the manufacturing, refinement, commercialization, use, marketing, sale, and distribution of Cesium-131 and brachytherapy seeds containing Cesium-131.

The Isoray Asset Purchase Agreement also includes customary termination provisions, including that, in general, either party may terminate the Isoray Asset Purchase Agreement if the transaction has not been consummated by March 31, 2024, or if any governmental authority issues any order that restrains, enjoins or otherwise prohibits or prevents the transaction. Likewise, either party may terminate the Isoray Asset Purchase Agreement if the other party has breached any representation, warranty, covenant, obligation or agreement which would reasonably be expected to cause any of the conditions to closing to not be satisfied prior to the Closing, subject, in some cases, to the opportunity of the breaching party to cure such breach.

Results of Operations and Financial Condition as of December 31, 2023

Based on information currently available, we estimate that as of December 31, 2023 we had approximately $9.4 million of cash and cash equivalents. The preliminary financial data included in this prospectus supplement has been prepared by, and are the responsibility of, our management. Our independent registered public accounting firm, Assure CPA, LLC, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, Assure CPA, LLC does not express an opinion or any other form of assurance with respect thereto.

Our actual results as of December 31, 2023 may differ from the preliminary financial data due to the completion of our closing procedures with respect to the fiscal year ended December 31, 2023, final adjustments and other developments that may arise between now and the time the financial results for the fiscal year are finalized. Our consolidated financial statements as of and for the fiscal year ended December 31, 2023 will not be available until after this offering is completed.

Potential Reverse Stock Split

We are monitoring the price of our common stock and intend to submit a proposal to our stockholders at our 2024 Annual Meeting of Stockholders to consider an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding shares of common stock with our board of directors (our “Board”) having the discretion as to whether to effect the reverse stock split, the timing of effecting the reverse stock split and the exact ratio of any such reverse stock split.

At-the-Market Equity Program

On November 17, 2023, we entered into the Sales Agreement with Oppenheimer & Co., Inc., B. Riley Securities, Inc., and JonesTrading Institutional Services LLC (each an “Agent” and together the “Agents”) to create an “at-the-market” equity program under which we may, from time to time, offer and sell shares of our common stock through or to the Agents. The common stock sold pursuant to the Sales Agreement will be distributed at the market prices prevailing at the time of sale. The Sales Agreement provides that the Agents will be entitled to compensation equal to 3.0% of the gross proceeds from each sale of our common stock pursuant to the Sales Agreement effectuated through or to the applicable Agent, as well as reimbursement of certain expenses. Net proceeds from the sale of the shares pursuant to the Sales Agreement will be used for general corporate purposes. As of December 31, 2023, we had sold an aggregate of 1,238,826 shares under the Sales Agreement at an average price of approximately $0.303 per share for gross proceeds of approximately $376,000 and net proceeds of approximately $365,000, pursuant to the shelf registration statement that was declared effective on December 14, 2023 of which this prospectus supplement forms a part.

Corporate Information

Our predecessor company, Isoray, Inc. was incorporated in 1983 in Minnesota and operated under the name Century Park Pictures Corporation until the merger with Isoray Medical, Inc. on July 28, 2005. Isoray, Inc. reincorporated from Minnesota to Delaware in December 2018. On February 14, 2023, we changed our corporate name to Perspective Therapeutics, Inc.

Our principal executive offices are located at 2401 Elliott Avenue, Suite 320, Seattle, Washington 98121, and our telephone number is (206) 676-0900. We maintain a website at www.perspectivetherapeutics.com. The inclusion of our website address is intended to be an inactive textual reference only and not an active hyperlink to our website. The information contained in, or that can be accessed through, our website address is not incorporated by reference in this prospectus supplement and is not part of this prospectus supplement. The SEC also maintains an internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

THE OFFERING

Common Stock Offered By Us	132,075,218 shares of our common stock (or 156,399,542 shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock in full).

Pre-Funded Warrants Offered By Us

We are also offering, in lieu of common stock to certain investors, pre-funded warrants to purchase 30,086,944 shares of our common stock. The purchase price of each pre-funded warrant will equal the price per share at which shares of our common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will equal $0.001 per share. Each pre-funded warrant will be exercisable from the date of issuance until the date the warrant is exercised in full, subject to an ownership limitation. See the section entitled “Description of Pre-Funded Warrants.” This prospectus supplement also relates to the offering of the shares of our common stock issuable upon the exercise of such pre-funded warrants.

Option To Purchase Additional Shares

We have granted the underwriters an option, exercisable for 30 days from the date of the final prospectus supplement, to purchase up to an additional 24,324,324 shares of our common stock from us at the public offering price, less underwriting discounts and commissions.

Concurrent Private Placement

In the Private Placement, we are also selling 56,342,355 shares of our common stock. The shares will be sold to Lantheus at a price per share equal to the public offering price. The Private Placement is expected to close concurrently with this offering. The closing of the Private Placement is contingent upon the closing of this offering, however the closing of this offering is not contingent upon the closing of the Private Placement.

Common Stock To Be Outstanding Immediately After This Offering And the Concurrent Private Placement	468,988,599 shares (or 493,312,923 shares if the underwriters exercise their option to purchase additional shares of our common stock in full).

Use of Proceeds

We estimate that our net proceeds from this offering will be approximately $55.0 million, or $63.3 million if the option to purchase additional shares is exercised in full by the underwriters, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We estimate that our net proceeds from the Private Placement will be approximately $20.8 million.

We intend to use the net proceeds from this offering and the Private Placement for general corporate purposes, which may include research and development expenditures, preclinical study and clinical trial expenditures, manufacturing expenditures, commercialization expenditures, working capital, capital expenditures, acquisitions of new technologies, products or businesses and investments. We may also use a portion of the net proceeds from this offering and the Private Placement to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. See the section entitled “Use of Proceeds.”

Risk Factors

An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

NYSE American Symbol

Our common stock is listed on NYSE American under the symbol “CATX”.

There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to list the pre-funded warrants on the NYSE American or any other national securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited. See the section entitled “Description of Pre-Funded Warrants.”

The number of shares of our common stock to be outstanding after this offering and the Private Placement is based on 280,571,026 shares of our common stock outstanding as of September 30, 2023. Unless specifically stated otherwise, the information in this prospectus supplement is as of September 30, 2023 and excludes:

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44,683,402 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2023 at a weighted-average exercise price of $0.35 per share (less 1,401,500 shares of our common stock underlying stock options that were forfeited due to the cancellation/and or expiration of stock options subsequent to September 30, 2023 through January 16, 2024) and less 116,000 shares of our common stock options that were exercised subsequent to September 30, 2023 through January 16, 2024;

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2,123,813 shares of our common stock available for future issuance under our Second Amended and Restated 2020 Equity Incentive Plan as of September 30, 2023 (plus 1,301,500 shares of our common stock that were forfeited due to the cancellation and/or expiration of stock options subsequent to September 30, 2023 through January 16, 2024) and 10,000,000 shares of our common stock available for future issuance due to the plan amendment approved by stockholders on October 6, 2023;

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5,760,581 shares of our common stock issuable upon the exercise of common stock warrants outstanding as of September 30, 2023 at a weighted-average exercise price of $0.44 per share (less 1,375,000 shares of our common stock underlying stock warrants that were forfeited due to the expiration of stock warrants subsequent to September 30, 2023 through January 16, 2024);

●	Up to $49.6 million of shares of our common stock that may be sold from time to time pursuant to the Sales Agreement; and

●	pre-funded warrants to purchase up to 30,086,944 shares of our common stock at an exercise price of $0.001 per share being offered pursuant to this prospectus.

Unless otherwise indicated, all information in this prospectus supplement reflects or assumes the following:

●	Inclusion of 56,342,355 shares of our common stock issued in connection with the Private Placement;

●	Exclusion of 7,885,273 shares of our common stock underlying equity awards granted since September 30, 2023; and

●	No exercise by the underwriters of their option to purchase additional shares of our common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks described below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein, including from our Transition Report on Form 10-K for the transition period ended December 31, 2022, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein and below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

We have a history of losses and expect to incur substantial future losses; because our funds currently on hand will not be sufficient to fund our operations, as currently planned, for more than one year beyond the filing date of this prospectus supplement, we have determined that there is substantial doubt regarding our ability to continue as a going concern; we also expect that without raising additional sufficient funds, the report of our auditor on our consolidated financial statements for fiscal year 2023 will express substantial doubt about our ability to continue as a going concern.

As of December 31, 2023, we estimate that we had cash and cash equivalents of $9.4 million. We have incurred significant net losses since inception and also expect to incur substantial losses in future periods. Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations and/or obtain additional capital through equity or debt financings, partnerships, collaborations, or other sources. Based on our current plans, we believe that our estimated cash and cash equivalents as of December 31, 2023 will not be sufficient to fund our operating expenses and capital expenditure requirements for more than one year beyond the filing date of this prospectus supplement. Specifically, we believe these funds will be sufficient to fund our operations until mid-2024.

Because our funds currently on hand will not be sufficient to fund our operations for more than one year beyond the filing date of this prospectus supplement, we have determined that there is substantial doubt regarding our ability to continue as a going concern. If we do not raise sufficient funds under this offering or through other means, then in connection with our future filing of the Annual Report Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”), we expect that we will disclose in such filing that we will not have sufficient liquidity to fund our operations for more than one year beyond the filing date of the 2023 Form 10-K and therefore that raises substantial doubt about our ability to continue as a going concern. As a result, we expect that the opinion from our independent registered public accounting firm on such annual financial statements will contain an explanatory paragraph about such substantial doubt about our ability to continue as a going concern.

The substantial doubt about our ability to continue as a going concern may adversely affect our stock price and our ability to raise capital. If we are unable to obtain additional capital, we may not be able to continue our operations on the scope or scale as currently conducted, and that could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to this Offering

You will experience immediate and substantial dilution if you purchase our securities in this offering.

Since the price per share of our common stock and the price per pre-funded warrant being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the securities you purchase in this offering. Our net tangible book value as of September 30, 2023 was approximately $21.5 million, or $0.08 per share of our common stock, based on 280,571,026 shares of our common stock outstanding on September 30, 2023.

After giving effect to the sale of (i) 132,075,218 shares of our common stock in this offering at the public offering price of $0.37 per share, (ii) pre-funded warrants to purchase 30,086,944 shares of our common stock in this offering at the public offering price of $0.369 per pre-funded warrant (which equals the price per share at which shares of our common stock are being sold to the public in this offering, minus the $0.001 per share exercise price of each such pre-funded warrant) and (iii) 56,342,355 shares of our common stock in the Private Placement at $0.37 per share, including shares of common stock issuable upon exercise of the pre-funded warrants but excluding any resulting accounting associated therewith, and after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us in connection with this offering, our as-adjusted net tangible book value as of September 30, 2023 would have been approximately $97.3 million, or approximately $0.19 per share of our common stock. As a result, investors purchasing securities in this offering and the Private Placement will incur immediate dilution of $0.18 per share. As a result of the dilution to investors purchasing shares in this offering and the Private Placement, investors in this offering and the Private Placement may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. See the section entitled “Dilution” on page S-16 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase shares of our common stock or pre-funded warrants in this offering.

In addition, as of September 30, 2023, we had outstanding options to purchase 44,683,402 shares of our common stock at a weighted-average exercise price of $0.35 per share and outstanding warrants to purchase 5,760,581 shares of our common stock at a weighted-average exercise price of $0.44. As of September 30, 2023, there were 2,123,813 shares of our common stock reserved for future issuance under our Second Amended and Restated 2020 Equity Incentive Plan. In addition, an additional 10,000,000 shares of our common stock became available for future issuance due to the plan amendment approved by stockholders on October 6, 2023. The shares of our common stock issuable under the Second Amended and Restated 2020 Equity Incentive Plan may be immediately eligible for resale in the open market. Such shares of our common stock, along with any other market transactions, could adversely affect the market price of our common stock. Additional dilution may result from the issuance of shares of our common stock in connection with additional financings or in connection with commercial transactions.

Certain covenants related to our Investment Agreement with Lantheus may restrict our ability to obtain future financing and cause additional dilution for our stockholders.

Pursuant to the Investment Agreement, Lantheus was provided with certain pro rata participation rights to maintain its ownership position in us in the event that we make any public or non-public offering of any equity or voting interests us or any securities that are convertible or exchangeable into (or exercisable for) equity or voting interests in us, subject to certain exceptions. These participation rights could severely impact our ability to engage investment bankers to structure a financing transaction and raise additional financing on favorable terms. Furthermore, negotiating and obtaining a waiver to these participation rights may either not be possible or may be costly to us. If Lantheus exercises its participation rights, our existing stockholders would be further diluted to the extent of the number of shares Lantheus acquires to maintain its ownership percentage.

Substantial future sales or other issuances of our common stock could depress the market for our common stock.

Sales of a substantial number of shares of our common stock, or the perception by the market that those sales could occur, could cause the market price of our common stock to decline or could make it more difficult for us to raise funds through the sale of equity in the future.

In connection with this offering, we and our directors and executive officers have entered into lock-up agreements for a period of 90 days following the date of the underwriting agreement. We and our directors and executive officers may be released from such lock-up agreements prior to the expiration of the lock-up period at the sole discretion of Oppenheimer & Co. Inc. (See the section entitled “Underwriting” beginning on page S-28 of this prospectus supplement). Upon expiration or earlier release of the lock-up, we and our directors and executive officers may sell shares into the market, which could adversely affect the market price of shares of our common stock.

We have previously entered into the Sales Agreement, pursuant to which, from time to time, we may offer and sell shares of our common stock with an aggregate offering price of up to $50,000,000 under an “at-the-market” offering program. As of the date of this prospectus supplement, we have common stock that we may issue and sell for gross proceeds of up to $49.6 million that remain available under our at-the-market offering program. To the extent that we sell shares of our common stock pursuant to our at-the-market offering program, investors purchasing shares of common stock in this offering could experience further dilution.

In addition, certain of our employees, executive officers, and directors have entered or may enter into Rule 10b5-1 trading plans providing for sales of shares of our common stock from time to time. Under a Rule 10b5-1 trading plan, a broker executes trades pursuant to parameters established by the employee, director, or officer when entering into the plan, without further direction from the employee, officer, or director. A Rule 10b5-1 trading plan may be amended or terminated in some circumstances. Our employees, executive officers, and directors also may buy or sell additional shares outside of a Rule 10b5-1 trading plan when they are not in possession of material, nonpublic information, subject to the expiration of the lock-up agreements, if applicable, described in the section entitled “Underwriting.”

In particular, during the lock-up period, sales of shares of common stock held by our executive officers and directors permitted under Rule 10b5-1 trading plans that have been entered into prior to the date of this prospectus supplement are considered exceptions to the restrictions set forth in the lock-up agreements, and a significant number of shares of our common stock could be sold by our officers and directors under Rule 10b5-1 trading plans during the lock-up period. Furthermore, the lock-up agreements also include other exceptions for shares sold by our executive officers and directors. Such sales of shares into the market, including during the lock-up period, could adversely affect the market price of shares of our common stock. See the section entitled “Underwriting” for more information on this topic.

Future issuances of our common stock or our other equity securities could further depress the market for our common stock. We expect to continue to incur commercialization, drug development and selling, general and administrative costs, and to satisfy our funding requirements, we may need to sell additional equity securities. The sale or the proposed sale of substantial amounts of our common stock or our other equity securities may adversely affect the market price of our common stock and our stock price may decline substantially. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. New equity securities issued may have greater rights, preferences or privileges than our existing common stock.

We have broad discretion in the use of the net proceeds from this offering and the Private Placement, despite our efforts, we may use such net proceeds in a manner that does not increase the value of your investment.

We currently intend to use the net proceeds from this offering and the Private Placement for general corporate purposes, which may include research and development expenditures, preclinical study and clinical trial expenditures, manufacturing expenditures, commercialization expenditures, working capital, capital expenditures, acquisitions of new technologies, products or businesses and investments. We may also use a portion of the net proceeds from this offering and the Private Placement to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds from this offering and the Private Placement, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment. See the section entitled “Use of Proceeds” on page S-15 of this prospectus supplement for further information about the use of proceeds.

We do not currently intend to pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

We have never declared or paid cash dividends on our capital stock, and you should not rely on an investment in our common stock to provide dividend income. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

The trading price of the shares of our common stock could be highly volatile, and purchasers of our common stock could incur substantial losses.

The price of our common stock is highly volatile and may be affected by developments directly affecting our business, as well as by developments out of our control or not specific to us. The pharmaceutical and biotechnology industries, in particular, and the stock market generally, are vulnerable to abrupt changes in investor sentiment. Prices of securities and trading volumes of companies in the pharmaceutical and biotechnology industries, including ours, can swing dramatically in ways unrelated to, or that bear a disproportionate relationship to, our performance. This volatility may affect the price at which you could sell the shares of our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including those described in the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

As a result, you may not be able to sell your shares of common stock at or above the price at which you purchase them. In addition, the stock market in general, the NYSE American and the stock of pharmaceutical and bio pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

There is no public market for the pre-funded warrants being offered in this offering.

There is no public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants on the NYSE American or any other national securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Except for the right to participate in certain dividends and distributions, holders of the pre-funded warrants will have no rights as common stockholders until such holders exercise their pre-funded warrants and acquire our common stock.

Except by virtue of such holder’s ownership of shares of our common stock, and except for the right to participate in certain dividends and distributions, until holders of the pre-funded warrants exercise their pre-funded warrants and acquire shares of our common stock, such holders will have no rights with respect to the shares of our common stock underlying such pre-funded warrants.

We may not receive any additional funds upon the exercise of the pre-funded warrants.

Each pre-funded warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the pre-funded warrant. Accordingly, we may not receive any additional funds upon the exercise of the pre-funded warrants.

Significant holders or beneficial holders of our common stock may not be permitted to exercise pre-funded warrants that they hold.

A holder of a pre-funded warrant will not be entitled to exercise any portion of any pre-funded warrant which, upon giving effect or immediately prior to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (and its affiliates) to exceed 4.99% of the total number of issued and outstanding shares of our common stock following such exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Such percentage may be increased by the holder of the pre-funded warrant to any other percentage not in excess of 19.99% of the issued and outstanding shares of our common stock immediately after giving effect to such issuance upon at least 61 days’ prior notice from the holder to us. As a result, you may not be able to exercise your pre-funded warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your pre-funded warrants to realize value, but you may be unable to do so in the absence of an established trading market for the pre-funded warrants.

Certain covenants related to our Investment Agreement and Option Agreement with Lantheus may discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Pursuant to the Investment Agreement, Lantheus was provided with certain pro rata participation rights to maintain its ownership position in us in the event that we make any public or non-public offering of any equity or voting interests us or any securities that are convertible or exchangeable into (or exercisable for) equity or voting interests in us, subject to certain exceptions. Pursuant to the Option Agreement, Lantheus was provided with a right of first offer and last look protections for any third party merger and acquisition transactions involving us for a twelve-month period beginning on January 8, 2024 requiring us to refrain from soliciting or encouraging inquiries, offers or proposals for, or that could reasonably be expected to lead to, an acquisition proposal from a third party, or otherwise initiating a process that could be reasonably be expected to result in a potential acquisition proposal without first notifying Lantheus and offering Lantheus with the opportunity to submit an acquisition proposal to us.

These provisions could discourage a potential third-party acquirer that might have an interest in us from considering or pursuing a transaction with us or proposing such a transaction. As a result, the overall effect of these provisions may be to render more difficult or discourage a merger, amalgamation, arrangement, take-over bid, tender or exchange offer or other business combination involving us.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements made in this prospectus supplement and in the documents incorporated by reference herein are forward-looking and involve risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements give our current expectations or forecasts of future events and are not statements of historical or current facts. These statements include, among others, statements about:

•

the timing, progress and results of our preclinical studies and clinical trials of our current and future product candidates, including statements regarding the timing of our planned regulatory communications, submissions and approvals, initiation and completion of studies or trials and related preparatory work and the period during which the results of the trials will become available, and our research and development programs;

•	our ability to obtain and maintain regulatory approvals for, our current and future product candidates;
•	our manufacturing capabilities and strategy, including the scalability and commercial viability of our manufacturing methods and processes;
•	our ability to identify patients with the diseases treated by our product candidates and to enroll these patients in our clinical trials;
•	our expectations regarding the potential functionality, capabilities and benefits of our product candidates, if approved for commercial use;
•	the potential size of the commercial market for our product candidates;
•	our expectations regarding the scope of any approved indication for any product candidate;
•	our ability to successfully commercialize our product candidates;
•	our ability to leverage technology to identify and develop future product candidates;
•

our estimates of our expenses, ongoing losses, future revenue, capital requirements and our need for or ability to obtain additional funding before we can expect to generate any revenue from product sales;

•	our belief regarding the sufficiency of our cash resources to fund our operating expenses and capital expenditure requirements;
•	our ability to generate cash, and successfully obtain additional working capital, to fund our operating, investing, and financing activities;
•	our competitive position and the development of and projections relating to our competitors or our industry;
•	expectations regarding a potential reverse stock split of our issued and outstanding shares of common stock, including the timing and the exact ratio thereof;
•	the timing, progress and results of the transactions contemplated by the Investment Agreement, Progenics APA and Option Agreement;
•	expectations, beliefs, intentions, and strategies regarding the future; and
•	our use of proceeds from this offering and the Private Placement.

Forward-looking statements also include statements other than statements of current or historical fact, including, without limitation, all statements related to any expectations of revenues, expenses, cash flows, earnings or losses from operations, cash required to maintain current and planned operations, capital or other financial items; any statements of the plans, strategies and objectives of management for future operations; any plans or expectations with respect to product research, development and commercialization, including regulatory approvals; any other statements of expectations, plans, intentions or beliefs; and any statements of assumptions underlying any of the foregoing. We often, although not always, identify forward-looking statements by using words or phrases such as “likely,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “forecast” and “outlook.”

We may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements, including without limitation, the risk that the conditions to the closings of the transactions contemplated by the Investment Agreement, Progenics APA, and Option Agreement are not satisfied; uncertainties as to the timing of the consummation of the transactions contemplated by the Investment Agreement, Progenics APA, and Option Agreement; the potential that regulatory authorities may not grant or may delay approval for our product candidates; uncertainties and delays relating to the design, enrollment, completion and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to continue as a going concern; our ability to obtain and maintain regulatory approval for our product candidates; delays, interruptions or failures in the manufacture and supply of our product candidates; the size and growth potential of the markets for our product candidates, and our ability to service those markets; our cash and cash equivalents may not be sufficient to support our operating plan for as long as anticipated; our expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; our ability to obtain additional funding to support our clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidates; our ability to manage growth and successfully integrate our businesses; whether we can retain our key employees; whether there is sufficient training and use of our products and product candidates; the market acceptance and recognition of our products and product candidates; our ability to maintain and enforce our intellectual property rights; whether we can maintain our therapeutic isotope supply agreement with the Department of Energy; whether we will continue to comply with the procedures and regulatory requirements mandated by the Food and Drug Administration for additional trials, Phase 1 and 2 approvals, Fast Track approvals, and 510(k) approval and reimbursement codes; and any changes in applicable laws and regulations. Other factors that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements are described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K (or, if applicable, Transition Report on Form 10-KT) and our most recent Quarterly Report on Form 10-Q, each filed with the SEC, in our other filings with the SEC, and in our future reports to be filed with the SEC and available at www.sec.gov.

We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. The risks set forth under Item 1A of our Transition Report on Form 10-KT for the transition period ended December 31, 2022 and any other risks set forth under Item 1A of our Quarterly Reports on Form 10-Q and other documents we file with the SEC describe the material risks to our business, and you should read and interpret any forward-looking statements together with these risks. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. You should read and interpret any forward-looking statements in light of these risks. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements.

Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Before deciding to purchase our securities, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, including proceeds from the sale of pre-funded warrants, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $55.0 million (or approximately $63.3 million if the underwriters exercise their option to purchase additional shares in full). We will receive nominal proceeds, if any, upon exercise of the pre-funded warrants. We estimate that our net proceeds from the Private Placement will be approximately $20.8 million.

We currently intend to use the net proceeds from this offering and the Private Placement for general corporate purposes, which may include research and development expenditures, preclinical study and clinical trial expenditures, manufacturing expenditures, commercialization expenditures, working capital, capital expenditures, acquisitions of new technologies, products or businesses and investments. We may also use a portion of the net proceeds from this offering and the Private Placement to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so.

Based on our current plans, we believe our existing cash and cash equivalents, together with the net proceeds from this offering and the Private Placement, will be sufficient to fund our operating expenses and capital expenditure requirements into mid-2025. We have based these estimates on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. In any event, we may require additional funding to be able to continue to advance our research and development pipeline, support our commercialization activities, or conduct additional business development activities. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, grant funding, interest income earned on invested cash balances or a combination of one or more of these sources.

The amounts and timing of our use of the net proceeds from this offering and the Private Placement will depend on a number of factors, such as the timing and progress of our commercialization efforts, research and development efforts, the timing and progress of any partnering efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds from the sale of the securities offered by us hereunder as well as the Private Placement. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds from this offering and the Private Placement in short-term, interest-bearing instruments.

DILUTION

Purchasers of our common stock or pre-funded warrants in this offering will experience immediate dilution to the extent of the difference between the public offering price per share of our common stock or pre-funded warrants in this offering, as applicable, and the as-adjusted net tangible book value per share of our common stock immediately after this offering and the Private Placement.

We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value as of September 30, 2023 was approximately $21.5 million, or $0.08 per share of our common stock.

Dilution per share to new investors represents the difference between the amount per share paid by purchasers of our common stock or pre-funded warrants in this offering and the as-adjusted net tangible book value per share of our common stock immediately following the completion of this offering and the Private Placement.

After giving effect to the sale of (i) 132,075,218 shares of our common stock in this offering at the public offering price of $0.37 per share, (ii) pre-funded warrants to purchase 30,086,944 shares of our common stock in this offering at the public offering price of $0.369 per pre-funded warrant (which equals the price per share at which shares of our common stock are being sold to the public in this offering, minus the $0.001 per share exercise price of each such pre-funded warrant) and (iii) 56,342,355 shares of our common stock in the Private Placement at $0.37 per share, including shares of common stock issuable upon exercise of the pre-funded warrants but excluding any resulting accounting associated therewith, and after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us in connection with this offering, our as-adjusted net tangible book value as of September 30, 2023 would have been approximately $97.3 million, or approximately $0.19 per share of our common stock. This represents an immediate increase in net tangible book value of $0.11 per share of our common stock to our existing stockholders and an immediate dilution in net tangible book value of $0.18 per share of our common stock to purchasers of our common stock and pre-funded warrants in this offering and the Private Placement.

The following table illustrates this calculation on a per share basis:

Offering price per share in this offering		$0.37
Net tangible book value per share as of September 30, 2023	$0.08
Increase in net tangible book value per share attributable to purchasers in this offering and the Private Placement	$0.11
As-adjusted net tangible book value per share immediately after this offering and the Private Placement		$0.19
Dilution per share to purchasers in this offering and the Private Placement		$0.18

The above table is based on 280,571,026 shares of our common stock outstanding as of September 30, 2023, assumes the full exercise of the pre-funded warrants sold in this offering and excludes:

●

44,683,402 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2023 at a weighted-average exercise price of $0.35 per share (less 1,401,500 shares of our common stock underlying stock options that were forfeited due to the cancellation/and or expiration of stock options subsequent to September 30, 2023 through January 16, 2024) and less 116,000 shares of our common stock options that were exercised subsequent to September 30, 2023 through January 16, 2024;

●

2,123,813 shares of our common stock available for future issuance under our Second Amended and Restated 2020 Equity Incentive Plan as of September 30, 2023 (plus 1,301,500 shares of our common stock that were forfeited due to the cancellation and/or expiration of stock options subsequent to September 30, 2023 through January 16, 2024) and 10,000,000 shares of our common stock available for future issuance due to the plan amendment approved by stockholders on October 6, 2023;

●

5,760,581 shares of our common stock issuable upon the exercise of common stock warrants outstanding as of September 30, 2023 at a weighted-average exercise price of $0.44 per share (less 1,375,000 shares of our common stock underlying stock warrants that were forfeited due to the expiration of stock warrants subsequent to September 30, 2023 through January 16, 2024);

●	Up to $49.6 million of shares of our common stock that may be sold from time to time pursuant to the Sales Agreement; and

Unless otherwise indicated, all information in this prospectus supplement reflects or assumes the following:

●	Inclusion of 56,342,355 shares of our common stock issued in connection with the Private Placement;

●	Exclusion of 7,885,273 shares of our common stock underlying equity awards granted since September 30, 2023; and

●	No exercise by the underwriters of their option to purchase additional shares of our common stock.

If the underwriters exercise in full their option to purchase up to an additional 24,324,324 shares of our common stock at the public offering price of $0.37 per share, the as-adjusted net tangible book value after this offering (including shares issuable upon the exercise of the pre-funded warrants but excluding any resulting accounting associated therewith and after deducting underwriting discounts and commissions and estimated expenses payable by us) would be $0.20 per share, representing an increase in net tangible book value of $0.12 per share to existing stockholders and immediate dilution in net tangible book value of $0.17 per share to investors purchasing our common stock and pre-funded warrants in this offering at the public offering price.

To the extent that options, pre-funded warrants or warrants are exercised, other equity awards vest and settle, new equity awards are issued under our equity incentive plans or pursuant to inducement awards, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF COMMON STOCK

The summary of general terms and provisions of our common stock set forth below does not purport to be complete and is subject to and qualified by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate of Incorporation, the “Charter Documents”), each of which is included as an exhibit to our most recent Annual Report on Form 10-K (or, if applicable, Transition Report on Form 10-KT) filed with the SEC and incorporated by reference herein. For additional information, please read the Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

General

We are authorized to issue up to 750,000,000 shares of common stock, par value $0.001 per share.

The holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares of common stock. All of the outstanding shares of our common stock are, and the shares of our common stock when issued will be, fully paid and nonassessable.

Voting. Holders of our common stock are entitled to one vote per share of common stock on all matters to be voted on by our stockholders, provided, however, that, except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. The Bylaws provide that except as otherwise provided by applicable law, the Certificate of Incorporation, or the Bylaws, the presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of stock entitled to vote at the meeting constitutes a quorum.

Dividends. Our Board of Directors (our “Board”), in its sole discretion, may declare and pay dividends on our common stock, payable in cash or other consideration, out of funds legally available, if all dividends due on the preferred stock have been declared and paid. We have not paid any cash dividends on our common stock and do not plan to pay any cash dividends on our common stock for the foreseeable future.

Liquidation, Subdivision, or Combination. In the event of any liquidation, dissolution or winding up of us or upon the distribution of our assets, all assets and funds remaining after payment in full of our debts and liabilities, and after the payment to holders of any then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among holders of the common stock.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

Pursuant to the Certificate of Incorporation, we elected not to be governed by Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with certain exceptions.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. The Bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a majority of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of our Board, and vacancies and newly created directorships on our Board may, except as otherwise required by law or the Certificate of Incorporation, only be filled by a majority vote of the directors then serving on our Board, even though less than a quorum.

The Bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors or any other business to be properly brought at a meeting of stockholders must provide timely advance notice in writing and specify requirements as to the form and content of a stockholder’s notice.

The Certificate of Incorporation provides our Board the authority, without further action by our stockholders, to issue up to 7,000,000 shares of preferred stock in one or more series, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control.

The combination of these provisions makes it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any claim or counterclaim, including without limitation (i) any derivative action or proceeding brought on behalf of the us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions

These exclusive forum provisions may result in increased costs for investors to bring a claim. Further, these exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive-forum provision in our Bylaws to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A . The transfer agent’s address is 150 Royall St., Suite 101, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

Listing

Our common stock is listed on the NYSE American under the trading symbol “CATX”.

DESCRIPTION OF PRE-FUNDED WARRANTS

The following is a summary of certain terms and conditions of the pre-funded warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the pre-funded warrants.

Form

The pre-funded warrants will be issued as individual warrant agreements to the purchasers. The form of pre-funded warrant will be filed as an exhibit to a Current Report on Form 8-K that we expect to file with the SEC.

Term

The pre-funded warrants will expire on the date the warrant is exercised in full.

Exercisability

The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of common stock purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may, in its sole discretion, elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the pre-funded warrant. No fractional shares of our common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares that would otherwise be issuable, the number of shares to be issued shall be rounded down to the next whole number and we will pay the holder an amount in cash equal to the fractional amount multiplied by the last closing trading price of our common stock on the exercise date.

Exercise Limitations

We may not effect the exercise of any pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant that, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the issued and outstanding shares of our common stock following such exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder of a pre-funded warrant may increase or decrease such percentage to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.001 per share of common stock. The exercise price of the pre-funded warrants and the number of shares of our common stock issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

Transferability

Subject to applicable laws and the restrictions on transfer set forth in the pre-funded warrant, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

There is no established trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for the listing of the pre-funded warrants on the NYSE American, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the pre-funded warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding common stock), the holders of the pre-funded warrants will be entitled to receive, upon exercise of the pre-funded warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the pre-funded warrants (the “Alternate Consideration”). Pursuant to the terms of the pre-funded warrants, we will not effect any fundamental transaction in which we are not the surviving entity or Alternate Consideration includes securities of another entity unless (i) the Alternate Consideration is solely cash and we provide for the simultaneous “cashless exercise” of the pre-funded warrant pursuant to its terms or (ii) prior to or simultaneously with the consummation thereof, any successor to us, surviving entity or other entity (including any purchaser of assets of us) shall assume the obligation to deliver to the holder, such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to receive, and the other obligations under the pre-funded warrant.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock, and except for the right to participate in certain dividends and distributions, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises the pre-funded warrant.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock and pre-funded warrants issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our common stock or pre-funded warrants. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock or pre-funded warrants.

This discussion is limited to holders that hold our common stock or pre-funded warrants as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

●	U.S. expatriates and certain former citizens or long-term residents of the U.S.;
●	persons holding our common stock or pre-funded warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies, mutual funds, and other financial institutions;
●	brokers, dealers or traders in securities;
●	controlled foreign corporations, “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	“S corporations,” partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or other pass-through entities (and, in each case, investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell our common stock or pre-funded warrants under the constructive sale provisions of the Code;
●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;
●	persons who hold or receive our common stock or pre-funded warrants pursuant to the exercise of any employee stock option or otherwise as compensation;
●	U.S. persons whose functional currency is not the U.S. dollar;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock or pre-funded warrants being taken into account in a financial statement;
●	tax-qualified retirement plans; and
●	“qualified foreign pension funds” as defined in Section 897(1)(2) of the Code and “withholding qualified holders” as defined in Treasury Regulation Section 1.1445-1(g)(11).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock or pre-funded warrants, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock or pre-funded warrants and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK OR PRE-FUNDED WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our common stock or pre-funded warrants that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the U.S.;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock or pre-funded warrants that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

General Treatment of Pre-Funded Warrants

Although the law in this area is not completely settled, the pre-funded warrants are generally expected to be treated as shares of our common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock as described below. You should discuss with your tax advisor the consequences of the purchase, ownership and disposition of the pre-funded warrants, as well as the exercise of, certain adjustments to, and any payments in respect of the pre-funded warrants (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions

We do not anticipate declaring or paying distributions to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce a U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under the section entitled “Tax Considerations Applicable to U.S. Holders—Gain on Disposition of Common Stock or Pre-Funded Warrants.” A preferential U.S. federal income tax rate may apply to any dividends paid to noncorporate U.S. holders meeting certain holding period requirements.

The taxation of property received with respect to a pre-funded warrant on exercise other than common shares is unclear. It is possible such a receipt of property would be treated as a distribution on common stock as described in this section, although other treatments may also be possible. Investors should consult their tax advisors regarding the proper treatment of any such receipt of property in respect of the pre-funded warrants on exercise.

Gain on Disposition of Our Common Stock or Pre-Funded Warrants

Upon a sale or other taxable disposition of our common stock or pre-funded warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or pre-funded warrant. Capital gain or loss will constitute long-term capital gain or loss if such U.S. holder’s holding period for the common stock or pre-funded warrant exceeds one year. Long-term capital gains derived by certain non-corporate U.S. holders, including individuals, are generally subject to taxation at preferential rates. The deductibility of capital losses is subject to certain limitations. U.S. holders who recognize losses with respect to a disposition of our common stock or pre-funded warrants should consult their own tax advisors regarding the tax treatment of such losses.

Exercise of Pre-Funded Warrants

As discussed above under the section entitled “Description of Pre-Funded Warrants—Exercisability,” a U.S. holder may exercise the pre-funded warrant by payment of exercise price or through a cashless exercise. The U.S. federal income tax treatment of a cashless exercise of pre-funded warrants into our common stock is unclear, and a U.S. holder should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of pre-funded warrants. In general, however, a U.S. holder should not recognize gain or loss for U.S. federal income tax purposes upon exercise of a pre-funded warrant pursuant to either method, except to the extent such U.S. holder receives a cash payment for a fractional share that would otherwise have been issuable upon exercise of the pre-funded warrant, which will be treated as a sale subject to the rules described above under the section entitled “Tax Considerations Applicable to U.S. Holders—Gain on Disposition of Our Common Stock or Pre-Funded Warrants.” A U.S. holder’s initial tax basis in the share of common stock received upon exercise of the pre-funded warrant generally should be equal to the sum of (i) such U.S. holder’s tax basis in the pre-funded warrant and (ii) the exercise price paid or treated as paid by such U.S. holder on the exercise of the pre-funded warrant. A U.S. holder’s holding period in the common stock received upon exercise generally should include such U.S. holder’s holding period in the pre-funded warrants exchanged therefor.

Certain Adjustments to the Pre-Funded Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the pre-funded warrants, or an adjustment to the exercise price of the pre-funded warrants, may be treated as a constructive distribution to a U.S. holder of the pre-funded warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders).

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the common stock or pre-funded warrants and to the proceeds of a sale or other disposition of common stock or pre-funded warrants paid by us to you unless you are an exempt recipient, such as certain corporations. Backup withholding will apply to those payments if a U.S. holder fails to provide their taxpayer identification number, or certification of exempt status, or if a U.S. holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. Investors should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Consequences Applicable to Non-U.S. Holders

Distributions

We do not anticipate declaring or paying distributions to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the section entitled “Sale or Other Disposition of Common Stock or Pre-Funded Warrants”. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act (the “FATCA”), dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the U.S. and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the U.S. and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S., as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the U.S. to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

The taxation of property received with respect to a pre-funded warrant on exercise other than common shares is unclear. It is possible such a receipt of property would be treated as a distribution as described in this section, although other treatments may also be possible. Investors should consult their tax advisors regarding the proper treatment of any such receipt of property in respect of the pre-funded warrants on exercise.

Sale or Other Disposition of Common Stock or Pre-Funded Warrants

Subject to the discussions below on backup withholding and FATCA, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock or pre-funded warrants unless:

●

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the U.S. to which such gain is attributable);

●	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
●

our common stock or pre-funded warrants constitute U.S. real property interests (“USRPIs”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the U.S.) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE American, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. Holder’s holding period. Special rules may apply to non-U.S. holders of pre-funded warrants, who should consult their tax advisors.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules than those described above.

Exercise of Pre-Funded Warrants

As discussed above under the section entitled “Description of Pre-Funded Warrants—Exercisability,” a non-U.S. holder may exercise the pre-funded warrant by payment of the exercise price or through a cashless exercise. The U.S. federal income tax treatment of a cashless exercise of pre-funded warrants into our common stock is unclear, and non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of pre-funded warrants. In general, however, a non-U.S. holder should not recognize gain or loss for U.S. federal income tax purposes upon exercise of a pre-funded warrant pursuant to either method, except to the extent such non-U.S. holder receives a cash payment for a fractional share that would otherwise have been issuable upon exercise of the pre-funded warrant, which will be treated as a sale subject to the rules described above under the section entitled “Tax Considerations Applicable to Non-U.S. Holders—Gain on Disposition of Our Common Stock or Pre-Funded Warrants.”

Certain Adjustments to the Pre-Funded Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the pre-funded warrants, or an adjustment to the exercise price of the pre-funded warrants, may be treated as a constructive distribution to a non-U.S. holder of the pre-funded warrants if, and to the extent that, such adjustment has the effect of increasing such non-U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders).

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the pre-funded warrants. Under those regulations, an implicit or explicit payment under the pre-funded warrants that references a dividend distribution on our common stock would generally be taxable to a non-U.S. holder as described under “Distributions” above. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and we may satisfy any withholding obligations it has in respect of the pre-funded warrants by withholding from other amounts due to the non-U.S. holder. Non-U.S. holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the pre-funded warrants.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions we make on our common stock or pre-funded warrants to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our common stock or pre-funded warrants to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our common stock or pre-funded warrants within the U.S., and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our common stock or pre-funded warrants outside the U.S. conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of our common stock or pre-funded warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock or pre-funded warrants, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules, in each case subject to the proposed Treasury Regulations discussed below. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

UNDERWRITING

We entered into an underwriting agreement with the underwriters named below on January 17, 2024. Oppenheimer & Co. Inc. is acting as the representative of the underwriters, and Oppenheimer & Co. Inc. and B. Riley Securities, Inc. are acting as joint bookrunning managers for this offering. The underwriting agreement provides for the purchase of a specific number of shares of common stock and/or pre-funded warrants by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares of common stock and/or pre-funded warrants, but is not responsible for the commitment of any other underwriter to purchase shares of common stock and/or pre-funded warrants. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock and pre-funded warrants set forth opposite its name below:

	Number of Shares of Common Stock	Number of Pre-Funded Warrants
Oppenheimer & Co. Inc.	85,848,892	19,556,514
B. Riley Securities, Inc.	46,226,326	10,530,430
Total	132,075,218	30,086,944

The underwriters have agreed to purchase all of the shares of common stock and/or pre-funded warrants offered by this prospectus supplement, if any are purchased.

The shares of common stock and pre-funded warrants offered hereby are expected to be ready for delivery on or about January 22, 2024 against payment in immediately available funds. The underwriters are offering the shares of common stock and/or pre-funded warrants subject to various conditions and may reject all or part of any order. The representative of the underwriters has advised us that the underwriters propose initially to offer the shares of common stock and/or pre-funded warrants to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at a price less a concession not in excess of $0.01665 per share of common stock and/or pre-funded warrant. After the shares of common stock and pre-funded warrants are released for sale to the public, the representative may change the public offering price, the concession, and other selling terms at various times.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses. These amounts are shown assuming both no exercise and full exercise by the underwriters of their option to purchase additional shares of our common stock.

	PER SHARE	PER PRE-FUNDED WARRANT	TOTAL WITHOUT OPTION EXERCISE	TOTAL WITH OPTION EXERCISE
Public offering price	$0.370	$0.369	$59,969,913	$68,969,913
Underwriting discount and commissions(1)	$0.028	$0.028	$4,497,743	$5,172,743
Proceeds, before expenses, to us	$0.342	$0.341	$55,472,170	$63,797,170

(1)	We have agreed to pay the underwriters a commission of 7.5% of the gross proceeds raised in this offering.

We estimate that our total expenses of this offering, excluding the estimated underwriting discounts and commissions, will be approximately $475,000, which includes the fees and expenses for which we have agreed to reimburse the representative of the underwriters, including fees and expenses of its counsel, up to a maximum aggregate amount of $75,000.

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 24,324,324 additional shares at the initial public offering price, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Subject to certain conditions and provided that this offering raises at least $60,000,000 in gross proceeds, we granted Oppenheimer & Co. Inc., for a period of twelve months after the date of the closing of this offering, a right of participation in connection with certain future financings for us in an amount not less than 35% of the underwriting fees payable to the overall underwriting syndicate for such offering.

We and our officers and directors have agreed to a 90-day “lock-up” with respect to our shares of common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable for or exercisable into shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of the underwriting agreement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Oppenheimer & Co. Inc.

Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares of common stock before the distribution of the shares of common stock is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•

Stabilizing transactions — The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of common stock, so long as stabilizing bids do not exceed a specified maximum.

•

Penalty bids — If the representative purchases shares of common stock in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares of common stock as part of this offering.

•

Passive market making — Market makers in the shares of common stock who are underwriters or prospective underwriters may make bids for or purchases of shares of common stock, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our shares of common stock may have the effect of raising or maintaining the market price of our shares of common stock or preventing or mitigating a decline in the market price of our shares of common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares of common stock if it discourages resales of the shares of common stock.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of common stock or value of the pre-funded warrants. These transactions may occur on the NYSE American or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Delivery of Prospectus

A prospectus supplement in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus supplement in electronic format will be identical to the paper version of such prospectus supplement. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Notice to Non-U.S. Investors

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the securities has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen”). Any representation to the contrary is unlawful.

The underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any securities, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the securities or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Regulation (EU) 2017/1129 which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the company to be in violation of the Belgian securities laws.

Canada

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein (the “Securities”).

No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

France

Neither this prospectus supplement nor any other offering material relating to the securities has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the securities has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the securities to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares of common stock may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities is directed only at, investors listed in the first addendum to the Israeli Securities Law (the “Addendum”), consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Italy

The offering of the securities offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the securities offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the securities offered hereby or distribution of copies of this prospectus supplement or any other document relating to the securities offered hereby in Italy must be made:

(a)

by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and
(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus supplement has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement may not be made available, nor may the securities offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980).

Switzerland

The securities offered pursuant to this prospectus supplement will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The company has not applied for a listing of the securities being offered pursuant to this prospectus supplement on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the relevant listing rules. The securities being offered pursuant to this prospectus supplement have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in securities.

United Kingdom/Germany/Norway/The Netherlands

In relation to each member state of the European Economic Area (each, a “Relevant Member State”) that has implemented the “Prospectus Regulation” (as defined below), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that the securities may be offered to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Joint Global Coordinators for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the company; and

(b)

it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

People’s Republic of China (“PRC”)

This prospectus supplement has not been and will not be circulated or distributed in the PRC, and the securities may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except to qualified domestic institutional investors pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Hong Kong

The securities may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

CONCURRENT PRIVATE PLACEMENT

In the Private Placement, we will issue 56,342,355 Private Placement Shares to Lantheus pursuant to the Investment Agreement. The shares will be sold to Lantheus at a price per share equal to the public offering price. The Private Placement is expected to close concurrently with this offering. The closing of the Private Placement is contingent upon the closing of this offering, however the closing of this offering is not contingent upon the closing of the Private Placement.

The Private Placement Shares are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933 and Rule 506(b) promulgated thereunder and are not being registered under the Securities Act at this time or offered pursuant to this prospectus supplement and the accompanying prospectus. Lantheus is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

Pursuant to the Investment Agreement, we agreed to cooperate in good faith to negotiate and enter into a registration rights agreement with Lantheus prior to the Investment Agreement Closing, obligating us to file a registration statement on Form S-3 with the SEC to register for resale the Private Placement Shares issued to Lantheus at the Investment Agreement Closing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Hogan Lovells US LLP. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Transition Report on Form 10-KT for the six months ended December 31, 2022 and the Annual Report on Form 10-K for the fiscal year ended June 30, 2022 have been so incorporated in reliance on the reports of Assure CPA, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement forms a part. The rules and regulations of the SEC allow us to omit from this prospectus supplement certain information included in the registration statement. For further information about us and the securities we are offering under this prospectus supplement, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

We make available free of charge on our website at www.perspectivetherapeutics.com our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed under the section entitled “Incorporation of Certain Information by Reference” on page S-37 of this prospectus supplement. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address or telephone number:

Perspective Therapeutics, Inc.
2401 Elliott Avenue, Suite 320
Seattle, Washington 98121
Telephone: (206) 676-0900

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference our documents listed below and any future filings made by us with the SEC (File No. 001-33407) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of this prospectus supplement and until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

●	our Transition Report on Form 10-KT for the six months ended December 31, 2022, filed with the SEC on May 1, 2023;

●	our Annual Report on Form 10-K for the twelve months ended June 30, 2022, filed with the SEC on September 28, 2022;

●

our Quarterly Reports on Form 10-Q for the quarterly periods ended, September 30, 2022, March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on November 14, 2022, May 15, 2023, August 11, 2023 and November 14, 2023, respectively;

●

our Current Reports on Form 8-K as filed with the SEC on September 28, 2022, September 28, 2022, October 24, 2022, November 10, 2022, November 29, 2022, December 14, 2022, January 12, 2023, January 30, 2023, February 6, 2023 (as amended by the Current Report on Form 8-K/A filed on April 21, 2023), February 10, 2023, February 16, 2023, March 13, 2023, March 13, 2023, May 15, 2023, June 23, 2023, July 14, 2023, July 25, 2023, September 5, 2023, October 12, 2023, November 17, 2023, November 28, 2023, December 6, 2023, December 8, 2023, December 12, 2023, January 3, 2024, January 5, 2024, January 11, 2024 (as amended by the Current Report on Form 8-K/A filed on January 17, 2024), January 17, 2024 and January 17, 2024; and

●

the description of our common stock contained in our Registration Statement on Form 8-A filed on April 12, 2007, as updated by Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, including any amendments or reports filed for the purpose of updating such description.

Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

To obtain copies of these filings, see the section entitled “Where You Can Find More Information” on page S-36 of this prospectus supplement.

PROSPECTUS

$200,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

We may offer to the public from time to time in one or more series or issuances and on terms that we will determine at the time of the offering:

•         shares of our common stock;

•         shares of our preferred stock;

•         warrants to purchase shares of our common stock, preferred stock and/or debt securities;

•         debt securities consisting of debentures, notes or other evidences of indebtedness;

•         units consisting of a combination of the foregoing securities; or

•         any combination of these securities.

The aggregate initial offering price of all securities sold by us pursuant to this prospectus will not exceed $200,000,000.

This prospectus provides a general description of the securities that we may offer. Each time that we offer securities under this prospectus, we will provide the specific terms of the securities offered, including the public offering price, in a supplement to this prospectus. Any prospectus supplement may add to, update or change information contained or incorporated by reference in this prospectus.

The securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and the comparable section of any applicable prospectus supplement. If any underwriters are involved in the sale of the securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts, commissions and purchase options will be set forth in the applicable prospectus supplement.

Our common stock is traded on the NYSE American under the ticker symbol “CATX”. On December 5, 2023, the last reported sale price per share of our common stock was $0.26. We have not yet determined whether the other securities that may be offered by this prospectus will be listed on any exchange, interdealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, interdealer quotation system or over-the-counter market on which those securities will be listed.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND CERTAIN OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AS DESCRIBED UNDER “RISK FACTORS” ON PAGE 6.

You should read this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 14, 2023

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer to sell any of the securities, or any combination of the securities, described in this prospectus, in each case in one or more offerings, up to a total dollar amount of $200,000,000.

This prospectus provides you only with a general description of the securities that we may offer. Each time securities are sold under this shelf registration statement, we will provide an accompanying prospectus supplement that will contain specific information about the terms of those securities and the terms of that offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement, including all documents incorporated by reference herein and therein, together with the additional information described under the heading “Where You Can Find More Information” below.

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or in any accompanying prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context requires otherwise, in this prospectus the terms “Perspective Therapeutics,” “the Company,” “we,” “us,” “our,” and similar terms refer to Perspective Therapeutics, Inc., Perspective Therapeutics, Inc.’s operating subsidiaries, Isoray Medical, Inc. and Viewpoint Molecular Targeting, Inc., and, to the extent applicable, its non-operating subsidiary, Isoray International, LLC. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to the prospectus and any applicable prospectus supplement.

“Perspective Therapeutics” and the Perspective Therapeutics logo are our trademarks. This prospectus and the documents incorporated by reference in this prospectus may also contain trademarks and trade names that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements or sponsorship of us by, these other companies.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, and any prospectus supplement and the documents incorporated therein may contain, forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, any prospectus supplement or the documents incorporated herein and therein by reference, including statements regarding our future financial condition, results of operations, business strategy and plans and objectives of management for future operations, industry trends and other future events, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “anticipate,” “believe,” “could,” “expect,” “intend,” “might,” “plan,” “possible,” “potential,” “aim,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying terms. The forward-looking statements in this prospectus and the documents incorporated herein by reference include, among other things, statements about:

•

the timing, progress and results of our preclinical studies and clinical trials of our current and future product candidates, including statements regarding the timing of our planned regulatory communications, submissions and approvals, initiation and completion of studies or trials and related preparatory work and the period during which the results of the trials will become available, and our research and development programs;

•	our ability to obtain and maintain regulatory approvals for, our current and future product candidates;

•	our manufacturing capabilities and strategy, including the scalability and commercial viability of our manufacturing methods and processes;

•	our ability to identify patients with the diseases treated by our product candidates and to enroll these patients in our clinical trials;

•	our expectations regarding the potential functionality, capabilities and benefits of our product candidates, if approved for commercial use;

•	the potential size of the commercial market for our product candidates;

•	our expectations regarding the scope of any approved indication for any product candidate;

•	our ability to successfully commercialize our product candidates;

•	our ability to leverage technology to identify and develop future product candidates;

•

our estimates of our expenses, ongoing losses, future revenue, capital requirements and our need for or ability to obtain additional funding before we can expect to generate any revenue from product sales;

•	our belief regarding the sufficiency of our cash resources to fund our operating expenses and capital expenditure requirements;

•	our ability to generate cash, and successfully obtain additional working capital, to fund our operating, investing, and financing activities;

•	our competitive position and the development of and projections relating to our competitors or our industry;

•	expectations, beliefs, intentions, and strategies regarding the future; and

•	our use of proceeds.

We may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements, including without limitation, the potential that regulatory authorities may not grant or may delay approval for our product candidates; uncertainties and delays relating to the design, enrollment, completion and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to continue as a going concern; our ability to obtain and maintain regulatory approval for our product candidates; delays, interruptions or failures in the manufacture and supply of our product candidates; the size and growth potential of the markets for our product candidates, and our ability to service those markets; our cash and cash equivalents may not be sufficient to support our operating plan for as long as anticipated; our expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; our ability to obtain additional funding to support our clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidates; our ability to manage growth and successfully integrate our businesses; whether we can maintain our key employees; whether there is sufficient training and use of our products and product candidates; the market acceptance and recognition of our products and product candidates; our ability to maintain and enforce our intellectual property rights; whether we can maintain our therapeutic isotope supply agreement with the Department of Energy; whether we will continue to comply with the procedures and regulatory requirements mandated by the Food and Drug Administration for additional trials, Phase 1 and 2 approvals, Fast Track approvals, and 510(k) approval and reimbursement codes; and any changes in applicable laws and regulations. Other factors that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements are described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K (or, if applicable, Transition Report on Form 10-KT) and our most recent Quarterly Report on Form 10-Q, each filed with the SEC, in our other filings with the SEC, and in our future reports to be filed with the SEC and available at www.sec.gov.

Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements.

You should read this prospectus, any prospectus supplement and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date of this prospectus, and we undertake no duty to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

MARKET, INDUSTRY AND OTHER DATA

This prospectus and any applicable prospectus supplement and the documents incorporated by reference herein and therein contain estimates, projections, market research and other information concerning, among other things, our industry, our business and markets for our product candidates. Unless otherwise expressly stated, we obtain this information from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources as well as from our own internal estimates and research and from publications, research, surveys and studies conducted by third parties on our behalf. Information that is based on estimates, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are reflected in this information. As a result, you are cautioned not to give undue weight to such information.

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference in this prospectus. You should also carefully read the information incorporated by reference in this prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus is a part.

Company Overview

We have two principal subsidiaries: Viewpoint Molecular Targeting, Inc. (“Viewpoint”), a research and development and clinical-stage precision oncology company focused on developing next-generation alpha therapies related to the use of Lead-203 (“203Pb”) and Lead-212 (“212Pb”) as a diagnostic and therapeutic drug respectively; and Isoray Medical, Inc., (“Isoray”), a brachytherapy device manufacturer with the U.S. Food and Drug Administration (“FDA”) clearance for a single medical device that can be delivered to the physician in multiple configurations as prescribed for the treatment of cancers in multiple body sites.

Viewpoint

Viewpoint is developing a pipeline of radiotherapies designed to deliver powerful alpha radiation directly to cancer cells utilizing 212Pb and specialized targeting peptides. Viewpoint is also developing complementary diagnostics that utilize the same targeting peptide and 203Pb to provide the opportunity to understand which patients may respond to its targeted therapy.

Viewpoint’s initial product candidate, VMT-α-NET, is in development for the treatment and diagnosis of neuroendocrine tumors (“NETs”). Using a specialized peptide, VMT-α-NET is designed to target and bind to the somatostatin receptor subtype 2 (“SSTR2”) on tumor cells. As a diagnostic, Viewpoint links 203Pb, a radioactive imaging agent that emits gamma rays, to its SSTR2-targeting peptide. Through the use of imaging scans, Viewpoint is able to characterize the tumor to confirm whether the patient’s cancer expresses SSTR2. This confirms whether the patient may be a candidate for treatment. As a therapeutic, Viewpoint links 212Pb, its alpha-particle radioactive isotope, to the same SSTR2 targeting peptide which has been shown to bind to the cancerous cell, to treat and potentially kill the tumor. In October 2022, the FDA granted Fast Track designation for our VMT- α-NET asset. The FDA Fast Track designation is one of several approaches utilized by the FDA to expedite development and review of potential medicines for serious conditions and that fulfill unmet medical needs. Programs that receive Fast Track designation are entitled to more frequent interactions with the FDA on drug development plan, as well as eligibility for accelerated approval, priority review, and rolling review. While the FDA Fast Track designation accelerates the potential approval process for a new drug there is no guarantee that the drug will be approved for commercialization.

Viewpoint’s second product candidate, VMT01, is in development for the diagnosis and treatment of metastatic melanoma. Using a specialized peptide, VMT01 is designed to target the melanocortin 1 receptor (“MC1R”) on tumor cells. As a diagnostic, Viewpoint either links 203Pb or Gallium-68 to its MC1R-targeting peptide. These two imaging tracers are suitable for Single-photon emission computed tomography (SPECT) and positron emission tomography (PET) imaging, respectively. Through the use of the imaging scans, Viewpoint is able to characterize whether the patient’s cancer expresses MC1R. This confirms whether the patient may be a candidate for treatment. As a therapeutic, Viewpoint links 212Pb to the same MC1R targeting peptide which has been shown to bind to the cancerous cell, to treat and potentially kill the tumor. The melanoma program focuses primarily on development of the therapeutic compound.

Isoray

Isoray manufactures and sells its medical device product as the Cesium-131 brachytherapy seed or Cesium Blu. We market the Cesium-131 brachytherapy seed for the treatment of prostate cancer, brain cancer, lung cancer, head and neck cancers, gynecological cancer, pelvic/abdominal cancer, and colorectal cancer. In July 2023, the Centers for Medicare & Medicaid Services published their proposed payment rates for the Hospital Outpatient Prospective Payment System and Ambulatory Surgical Center Payment System for 2024 and we noted the proposed Medicare payment rates showed a slight increase for Cesium-131 brachytherapy seed codes which management believes will help further adoption among facilities. The final rule was issued in November 2023 with the final Medicare payment rates for 2024 being slightly lower than the proposed payment rates that were released in July 2023. Compared to 2023, one of the Cesium-131 brachytherapy seed codes increased while the other code decreased.

Isoray’s brachytherapy seed utilizes Cesium-131, with a 9.7 day half-life, as its radiation source. Isoray believes that it is the unique combination of the short half-life and the energy of the Cesium-131 isotope that are yielding the beneficial treatment results that have been published in peer reviewed journal articles and presented in various forms at conferences and tradeshows.

For more information about our company, please refer to other documents that we have filed with the SEC and that are incorporated by reference in this prospectus, as listed under the heading “Incorporation By Reference.”

Merger

On September 27, 2022, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among us, Merger Sub (as defined below), Viewpoint, and Cameron Gray, as the representative of the Owners (as defined therein), as amended by the First Amendment to the Agreement and Plan of Merger entered into by the parties on October 21, 2022. On February 3, 2023 (the “Closing”), we completed the Merger of Isoray Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with Viewpoint (such transaction being the “Merger”). In connection with the Closing, we issued 136,545,075 shares of our common stock, representing approximately 49% of the fully-diluted outstanding capital stock of us, to the stockholders of Viewpoint, with 10% of those shares being held in escrow by U.S. Bank National Association (“U.S. Bank”) for the twelve-month period following the Closing pursuant to the terms of the Merger Agreement and an escrow agreement entered into among the Company, U.S. Bank and Cameron Gray.

For a more detailed summary of the Merger Agreement, see our Forms 8-K filed with the SEC on September 28, 2022 and on February 6, 2023, as well as our Form 8-K/A filed with the SEC on April 21, 2023.

Corporate Information

Our predecessor company, Isoray, Inc. was incorporated in 1983 in Minnesota and operated under the name Century Park Pictures Corporation until the merger with Isoray Medical, Inc. on July 28, 2005. Isoray, Inc. reincorporated from Minnesota to Delaware in December 2018. On February 14, 2023, we changed our corporate name to Perspective Therapeutics, Inc.

Our principal executive offices are located at 2401 Elliott Avenue, Suite 320, Seattle, Washington 98121, and our telephone number is (206) 676-0900. We maintain a website at www.perspectivetherapeutics.com. The inclusion of our website address is intended to be an inactive textual reference only and not an active hyperlink to our website. The information contained in, or that can be accessed through, our website address is not incorporated by reference in this prospectus and is not part of this prospectus. The SEC also maintains an internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

RISK FACTORS

Investing in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K (or, if applicable, Transition Report on Form 10-KT), our most recent Quarterly Report on Form 10-Q, each filed with the SEC, and in our other filings with the SEC, including our future reports to be filed with the SEC, all of which are incorporated herein by reference as described in this prospectus under the heading “Where You Can Find More Information”. The risks and uncertainties we have described in such documents are not the only risks that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement relating to a specific offering, we intend to use the net proceeds from the sale of securities by us under this prospectus and any applicable prospectus supplement for general corporate purposes, which may include research and development expenditures, preclinical study and clinical trial expenditures, manufacturing expenditures, commercialization expenditures, working capital, capital expenditures, acquisitions of new technologies, products or businesses and investments. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. Additional information on the use of net proceeds from the sale of securities by us under this prospectus may be set forth in the accompanying prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus from time to time pursuant to public offerings, negotiated transactions, block trades, “At the Market Offerings” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”), into an existing trading market, at a fixed price or prices, which may be changed, at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or a combination of these methods. We may sell the securities being offered by this prospectus to or through underwriters or dealers, through agents or remarketing firms, or directly to one or more purchasers.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities being offered by this prospectus, including, to the extent applicable:

•	the name or names of the underwriters, dealers or agents, if any;

•

if the securities are to be offered through the selling efforts of brokers or dealers, the plan of distribution and the terms of any agreement, arrangement, or understanding entered into with broker(s) or dealer(s) prior to the effective date of the registration statement, and, if known, the identity of any broker(s) or dealer(s) who will participate in the offering and the amount to be offered through each;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•

if any of the securities being registered are to be offered otherwise than for cash, the general purposes of the distribution, the basis upon which the securities are to be offered, the amount of compensation and other expenses of distribution and by whom they are to be borne;

•	any delayed delivery arrangements;

•	any options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers;

•	the identity and relationships of any finders, if applicable; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the applicable prospectus supplement will be underwriters of the securities offered by the applicable prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities being offered by this prospectus to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise indicated in the applicable prospectus supplement, subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any purchase option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters, dealers or agents with whom we have a material relationship. We will describe in the applicable prospectus supplement, naming the underwriter, dealer or agent, the nature of any such relationship.

We may use a remarketing firm to offer the securities being offered by this prospectus in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

If we offer and sell securities through a dealer, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

We may provide agents, underwriters and dealers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or dealers may make with respect to these liabilities. Agents, underwriters and dealers, or their respective affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in purchase options, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”). Purchase options involve sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the purchase option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the New York Stock Exchange may engage in passive market making transactions in our common stock on the New York Stock Exchange in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

GENERAL DESCRIPTION OF OUR SECURITIES

We may offer and sell, at any time and from time to time:

•         shares of our common stock;

•         shares of our preferred stock;

•         warrants to purchase shares of our common stock, preferred stock and/or debt securities;

•         debt securities consisting of debentures, notes or other evidences of indebtedness;

•         units consisting of a combination of the foregoing securities; or

•         any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into our common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered by us, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF OUR COMMON STOCK

The summary of general terms and provisions of our common stock set forth below does not purport to be complete and is subject to and qualified by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate of Incorporation, the “Charter Documents”), each of which is included as an exhibit to our most recent Annual Report on Form 10-K (or, if applicable, Transition Report on Form 10-KT) filed with the SEC and incorporated by reference herein. For additional information, please read the Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

General

We are authorized to issue up to 750,000,000 shares of common stock, par value $0.001 per share. As of December 5, 2023, there were 280,571,026 shares of our common stock outstanding. As of December 5, 2023, we had approximately 245 stockholders of record. This figure does not reflect the number of beneficial owners of shares of our common stock as a single stockholder of record often holds shares in nominee name (also referred to as, in “street name”) on behalf of multiple beneficial owners.

The holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares of common stock. All of the outstanding shares of our common stock are, and the shares of our common stock when issued will be, fully paid and nonassessable.

Voting. Holders of our common stock are entitled to one vote per share of common stock on all matters to be voted on by our stockholders, provided, however, that, except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. The Bylaws provide that except as otherwise provided by applicable law, the Certificate of Incorporation, or the Bylaws, the presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of stock entitled to vote at the meeting constitutes a quorum.

Dividends. Our Board of Directors (the “Board”), in its sole discretion, may declare and pay dividends on our common stock, payable in cash or other consideration, out of funds legally available, if all dividends due on the preferred stock have been declared and paid. We have not paid any cash dividends on our common stock and do not plan to pay any cash dividends on our common stock for the foreseeable future.

Liquidation, Subdivision, or Combination. In the event of any liquidation, dissolution or winding up of us or upon the distribution of our assets, all assets and funds remaining after payment in full of our debts and liabilities, and after the payment to holders of any then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among holders of the common stock.

Registration Rights

In connection with the Merger Agreement, on January 31, 2023, we entered into a Registration Rights and Lock-Up Agreement with each of the stockholders of Viewpoint (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement (i) we agreed to file a resale registration statement for the Registrable Securities (as defined therein) no later than 30 days following the Closing, and to use commercially reasonable efforts to cause it to become effective as promptly as practicable following such filing, (ii) the stockholders have been granted certain piggyback registration rights with respect to registration statements filed subsequent to the Closing, and (iii) the Lock-Up Holders (as defined in therein) agreed, subject to certain customary exceptions, not to sell, transfer, or dispose of any of our common stock until the earlier of (a) six months, or (b) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities, or other property. The holders of registration rights granted pursuant to the Registration Rights Agreement have waived their registration rights thereunder pursuant to the terms of the Registration Rights Agreement.

Common Stock Warrants

As of December 5, 2023, we had outstanding:

●

warrants held by certain of our investors issued in connection with a private placement made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder as transactions not involving a public offering (the “2018 Warrants”), to purchase up to an aggregate of 1,375,000 shares of our common stock, at a weighted-average exercise price of $0.75 per share;

●

warrants held by certain of our investors issued in connection with a publicly registered follow-on offering (the “2020 Warrants”), to purchase up to aggregate of 998,488 shares of our common stock, at a weighted-average exercise price of $0.57 per share; and

●

warrants held by certain of the former Viewpoint stockholders, which we assumed upon the closing of the Merger with Viewpoint (the “Viewpoint Warrants”), to purchase up to an aggregate of 3,387,093 shares of our common stock, at a weighted-average exercise price of $0.27 per share.

These warrants provide for adjustments in the event of specified mergers, reorganizations, reclassifications, stock dividends, stock splits or other changes in our corporate structure. The 2018 Warrants are exercisable until January 11, 2024. The 2020 Warrants are exercisable until October 22, 2025. The Viewpoint Warrants are exercisable until various dates between November 24, 2027 and December 31, 2027.

Stock Options

As of December 5, 2023, we had outstanding options to purchase an aggregate of 150,000 shares of our common stock at a weighted average exercise price of $0.95 per share pursuant to our 2006 Director Stock Option Plan.

As of December 5, 2023, we had outstanding options to purchase an aggregate of 88,000 shares of our common stock at a weighted average exercise price of $2.30 per share pursuant to our Amended and Restated 2005 Plan.

As of December 5, 2023, we had outstanding options to purchase an aggregate of 50,000 shares of our common stock at a weighted average exercise price of $1.47 per share pursuant to our Amended and Restated 2006 Plan.

As of December 5, 2023, we had outstanding options to purchase an aggregate of 2,157,400 shares of our common stock at a weighted average exercise price of $0.52 per share pursuant to our 2017 Equity Incentive Plan.

As of December 5, 2023, we had outstanding options to purchase an aggregate of 40,851,752 shares of our common stock at a weighted average exercise price of $0.33 per share pursuant to our Second Amended and Restated 2020 Equity Incentive Plan.

As of December 5, 2023, there were 134,475 of our common stock reserved for future issuance under our 2017 Equity Incentive Plan and 13,410,063 shares of our common stock reserved for future issuance under our Second Amended and Restated 2020 Equity Incentive Plan.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder (in one transaction or a series of transactions);

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;

•

any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. The Bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a majority of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of our Board, and vacancies and newly created directorships on our Board may, except as otherwise required by law or the Certificate of Incorporation, only be filled by a majority vote of the directors then serving on our Board, even though less than a quorum.

The Bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors or any other business to be properly brought at a meeting of stockholders must provide timely advance notice in writing and specify requirements as to the form and content of a stockholder’s notice.

The Certificate of Incorporation provides our Board the authority, without further action by our stockholders, to issue up to 7,000,000 shares of preferred stock in one or more series, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control.

The combination of these provisions makes it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Since our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any claim or counterclaim, including without limitation (i) any derivative action or proceeding brought on behalf of the us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the State of Delaware, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions

These exclusive forum provisions may result in increased costs for investors to bring a claim. Further, these exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive-forum provision in our Bylaws to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A . The transfer agent’s address is 150 Royall St., Suite 101, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

Listing

Our common stock is listed on the NYSE American under the trading symbol “CATX”.

DESCRIPTION OF OUR PREFERRED STOCK

The summary of general terms and provisions of our preferred stock set forth below does not purport to be complete and is subject to and qualified by reference to the Certificate of Incorporation and the Bylaws, each of which is included as an exhibit to our most recent Annual Report on Form 10-K (or, if applicable, Transition Report on Form 10-KT) filed with the SEC and incorporated by reference herein. For additional information, please read the Charter Documents and the applicable provisions of the DGCL.

We are authorized to issue up to 7,000,000 shares of preferred stock, par value $0.001 per share.

Our Board may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine and fix the number of shares of such series of preferred stock and the designation of such series of preferred stock, the voting powers, if any, of the shares of such series of preferred stock, the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, of the shares of such series of preferred stock. Satisfaction of any dividend preferences of outstanding shares of our preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of our preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our Board, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until the Board determines the specific rights attached to that preferred stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares of preferred stock offered, the liquidation preference per share of preferred stock, and the purchase price of preferred stock;

•	the dividend rate(s), period(s), and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•

whether the preferred stock will be convertible into our common stock or our other securities and, if applicable, the conversion price (or how it will be calculated), the conversion period and any other terms of conversion (including any anti-dilution provisions, if any);

•

whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated), the exchange period and any other terms of exchange (including any anti-dilution provisions, if any);

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution, or winding up of our affairs;

•

any material limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution, or winding up; and

•	any other affirmative, negative or other covenants or contractual rights which might be attendant with the specific series of preferred stock.

The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights.

Series B Convertible Preferred Stock

Of the 7,000,000 shares of presently authorized preferred stock, 5,000,000 are designated as Series B convertible preferred stock. As of December 5, 2023, no shares of our Series B convertible preferred stock were issued and outstanding.

Each share of Series B convertible preferred stock is entitled to a cumulative 15% dividend annually on the stated par value per share, which is $1.20 per share. These shares of Series B convertible preferred stock are convertible into shares of our common stock at the rate of one share of common stock for each share of Series B convertible preferred stock, and are subject to automatic conversion into our common stock upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of our common stock in which the gross proceeds to us are at least $4.0 million. Holders of Series B convertible preferred stock have voting rights equal to the voting rights of our common stock, except that the vote or written consent of a majority of the outstanding shares our Series B convertible preferred stock is required for any changes to the Certificate of Incorporation, Bylaws, or Certificate of Designation, or for any bankruptcy, insolvency, dissolution, or liquidation of us. Upon liquidation of our company, our assets will be distributed ratably first to the holders of the Series B convertible preferred stock and second to the holders of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for any series of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR WARRANTS

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of the warrants, and the price at which we will issue such warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•

if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise of the warrants, and a description of that series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of our debt securities to be received upon exercise of the warrants, and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any material U.S. federal income tax or foreign tax considerations applicable to the warrants;

•	the identity of the warrant agent for the warrants, if any, and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange or market;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption, put or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Outstanding Warrants

As of December 5, 2023, there were 5,760,581 warrants to purchase shares of our common stock outstanding. See “Description of Our Common Stock—Common Stock Warrants.”

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may offer under this prospectus, any of which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in the applicable prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following descriptions of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the applicable prospectus supplement regarding any particular issuance of debt securities.

We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement, if any, under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed or will file a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may offer under this prospectus up to an aggregate principal amount of $200,000,000 in debt securities, or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an aggregate initial public offering price of up to $200,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of our company and will rank equally with all of our other unsecured indebtedness.

The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety by reference to the detailed provisions of the indenture and the final form indenture as may be filed with the applicable prospectus supplement.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which the debt securities will be issued and on which principal of, and premium, if any, is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•

the date or dates from which interest will accrue, the interest payment date or dates on which interest will be payable and any regular record date for the interest payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof;

•	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•

if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•

if amounts of principal and, if applicable, premium and interest may be determined by reference to an index, including an index based on a currency or currencies other than in which the debt securities are payable, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•

whether the debt securities will be guaranteed by any person or persons and, if so, the identity of such person or persons, the terms and conditions upon which such debt securities shall be guaranteed and, if applicable, the terms and conditions upon which such guarantees may be subordinated to other indebtedness of the respective guarantors;

•	any addition to or change in the covenants described in this prospectus or in the indenture;

•	any events of default, if not otherwise described below under “Defaults and Notice”;

•	the terms and conditions, if any, for conversion into or exchange for shares of our common stock or preferred stock;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company; and

•	any other terms of the debt securities of such series.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations that apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

We may issue debt securities which can be exchanged for or converted into shares of our common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to such debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Global Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

Certificated Debt Securities

If you hold certificated debt securities issued under an indenture, you may transfer or exchange such debt securities in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

Protection in the Event of Change of Control

Any provision in an indenture that governs the debt securities covered by this prospectus that includes any covenant or other provision providing for a put or increased interest or otherwise that would afford holders of the debt securities additional protection in the event of a recapitalization transaction, a change of control of our company, or a highly leveraged transaction will be described in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or the applicable prospectus supplement, the debt securities may not have the benefit of any covenant that limits or restricts our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger, Conveyance, Transfer or Lease

We may agree in any indenture that governs the debt securities of any series covered by this prospectus that we will not consolidate with or merge into any other person or convey, transfer or lease (as lessor) our properties and assets as, or substantially as, an entirety to any person, unless such person and such proposed transaction meets various criteria, which we will describe in detail in the applicable prospectus supplement.

Defaults and Notice

The debt securities of any series will contain events of default to be specified in the applicable prospectus supplement, which may include, without limitation:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of or any premium on any debt security of that series at its maturity;

•	default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

•	default in the performance or breach of any other covenants or agreements in the indenture with respect to the debt securities of such series; and

•	certain events relating to our bankruptcy, insolvency or reorganization.

If an event of default with respect to debt securities of any series covered by this prospectus shall occur and be continuing, we may agree that the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately. Any provisions pertaining to events of default and any remedies associated therewith will be described in the applicable prospectus supplement.

Any indenture that governs the debt securities covered by this prospectus may require that the trustee under such indenture shall, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured and unwaived defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any sinking or purchase fund installment with respect to debt securities of such series, if any, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series. Any terms and provisions relating to the foregoing types of provisions will be described in further detail in the applicable prospectus supplement.

Any indenture that governs the debt securities covered by this prospectus will contain a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. Any such indenture may provide that the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee under any such indenture may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

Any indenture that governs the debt securities covered by this prospectus may endow the holders of such debt securities to institute a proceeding with respect to such indenture, subject to certain conditions, which will be specified in the applicable prospectus supplement and which may include, that the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Even so, such holders may have an absolute right to receipt of the principal of or premium, if any, and interest when due, to require conversion or exchange of debt securities if such indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights. Any terms and provisions relating to the foregoing types of provisions will be described in further detail in the applicable prospectus supplement.

Modification of the Indenture

We and the trustee may modify any indenture that governs the debt securities of any series covered by this prospectus with or without the consent of the holders of such debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied.

Regarding the Trustee

We will identify the trustee and any relationship that we may have with such trustee, with respect to any series of debt securities, in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of us, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

Governing Law

The law governing the indenture and the debt securities will be identified in the prospectus supplement relating to the applicable indenture and debt securities.

DESCRIPTION OF OUR UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with one or more of the securities that may be offered under this prospectus, in any combination, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

The form of unit agreement, including a form of unit certificate, if any, will describe the terms of the series of units we may offer under this prospectus. The following summaries of material provisions of the units, and the unit agreements, are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units comprised of one or more of the securities that may be offered under this prospectus. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and the material terms of the units and of the securities comprising the units, including whether, and under what circumstances, those securities may be held or transferred separately;

•	the rights and obligations of the unit agent, if any;

•	the material U.S. federal income tax considerations applicable to the units;

•	any material provisions of the governing unit agreement that differ from those described herein; and

•	any material provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Our Common Stock,” “Description of our Preferred Stock,” “Description of Our Debt Securities” and “Description of Our Warrants,” will apply to each unit and to any common stock, preferred stock, debt securities or warrants included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Copies of certain information filed by us with the SEC are also available on our website at www.perspectivetherapeutics.com. The inclusion of our website address is intended to be an inactive textual reference only and not an active hyperlink to our website. The information contained in, or that can be accessed through, our website address is not incorporated by reference in this prospectus and is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus (i) the documents listed below, (ii) all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, and (iii) and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed, including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, in accordance with SEC rules:

•	our Transition Report on Form 10-KT for the six months ended December 31, 2022, filed with the SEC on May 1, 2023;

•	our Annual Report on Form 10-K for the twelve months ended June 30, 2022, filed with the SEC on September 28, 2022;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended, September 30, 2022, March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on November 14, 2022, May 15, 2023, August 11, 2023 and November 14, 2023, respectively;

•

our Current Reports on Form 8-K as filed with the SEC on September 28, 2022, September 28, 2022, October 24, 2022, November 10, 2022, November 29, 2022, December 14, 2022, January 12, 2023, January 30, 2023, February 6, 2023 (as amended by the Current Report on Form 8-K/A filed on April 21, 2023), February 10, 2023, February 16, 2023, March 13, 2023, March 13, 2023, May 15, 2023, June 23, 2023, July 14, 2023, July 25, 2023, September 5, 2023, October 12, 2023, November 17, 2023, November 28, 2023, and December 6, 2023; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on April 12, 2007, as updated by Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, including any amendments or reports filed for the purpose of updating such description.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost by contacting: Perspective Therapeutics, Inc., Corporate Secretary, at 2401 Elliott Avenue, Suite 320, Seattle, Washington 98121 or (206) 676-0900. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.perspectivetherapeutics.com. The information contained in, or that can be accessed through, our website address is not incorporated by reference in this prospectus and is not a part of this prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Hogan Lovells US LLP. As appropriate, legal counsel representing the underwriters, dealers or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Transition Report on Form 10-KT for the six months ended December 31, 2022 and the Annual Report on Form 10-K for the fiscal year ended June 30, 2022 have been so incorporated in reliance on the reports of Assure CPA, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

132,075,218 Shares of Common Stock

Pre-Funded Warrants to Purchase 30,086,944 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Joint Bookrunning Managers

Oppenheimer & Co.                           B. Riley Securities

January 17, 2024